Exhibit 99.1

THE HOME DEPOT ANNOUNCES FIRST QUARTER RESULTS;
RAISES FISCAL YEAR 2013 GUIDANCE

ATLANTA, May 21, 2013 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $19.1 billion for the first quarter of fiscal 2013, a 7.4 percent increase from the first quarter of fiscal 2012. Due to the 14th week in the fourth quarter of fiscal 2012, first quarter sales benefited from a seasonal timing change that added approximately $574 million to sales. On a like for like basis, comparable store sales for the first quarter of fiscal 2013 were positive 4.3 percent, and comp sales for U.S. stores were positive 4.8 percent.

Net earnings for the first quarter were $1.2 billion, or $0.83 per diluted share, compared with net earnings of $1.0 billion, or $0.68 per diluted share, in the same period of fiscal 2012. For the first quarter of fiscal 2013, diluted earnings per share increased 22.1 percent from the same period in the prior year.

“In the first quarter, we saw less favorable weather compared to last year, but we continue to see benefit from a recovering housing market that drove a stronger-than-expected start to the year for our business,” said Frank Blake, chairman & CEO. “I would like to thank our associates for their hard work and commitment to our customers.”

Updated Fiscal 2013 Guidance

Based on its year-to-date performance and outlook for the balance of the year, the Company raised its fiscal 2013 sales guidance and now expects sales to be up approximately 2.8 percent with comparable store sales up approximately 4.0 percent for the year. The Company raised its fiscal 2013 diluted earnings-per-share guidance and now expects diluted earnings per share to be up approximately 17 percent to $3.52 for the year. The Company's fiscal 2013 sales and earnings-per-share guidance is based on a 52-week year compared to fiscal 2012, a 53-week year.

The Company's earnings-per-share guidance includes the benefit of its year-to-date share repurchases and intent to repurchase $4.4 billion in additional shares over the remainder of the year, which will bring the total dollar amount of shares repurchased to $6.5 billion for the year.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at earnings.homedepot.com.

At the end of the first quarter, the Company operated a total of 2,257 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 300,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.
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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services, net sales growth, comparable store sales, state of the economy, state of the residential construction, housing and home improvement markets, state of the credit markets, including mortgages, home equity loans and consumer credit, inventory and in-stock positions, commodity price inflation and deflation, implementation of store and supply chain initiatives, continuation of share repurchase programs, net earnings performance, earnings per share, capital allocation and expenditures, liquidity, return on invested capital, management of relationships with our suppliers and vendors, stock-based compensation expense, the effect of accounting charges, the effect of adopting certain accounting standards, the ability to issue debt on terms and at rates acceptable to us, store openings and closures, expense leverage, guidance for fiscal 2013 and beyond and financial outlook. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties - many of which are beyond our control or are currently unknown to us - as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 3, 2013 and in our subsequent Quarterly Reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Paula Drake
Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-3439
diane_dayhoff@homedepot.com	paula_drake@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MAY 5, 2013 AND APRIL 29, 2012
(Unaudited)
(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended
	May 5, 2013	April 29, 2012	% Increase (Decrease)
NET SALES	$19,124	$17,808	7.4%
Cost of Sales	12,445	11,625	7.1
GROSS PROFIT	6,679	6,183	8.0
Operating Expenses:
Selling, General and Administrative	4,183	4,086	2.4
Depreciation and Amortization	402	383	5.0
Total Operating Expenses	4,585	4,469	2.6
OPERATING INCOME	2,094	1,714	22.2
Interest and Other (Income) Expense:
Interest and Investment Income	(3)	(5)	(40.0)
Interest Expense	164	156	5.1
Other	—	(67)	(100.0)
Interest and Other, net	161	84	91.7
EARNINGS BEFORE PROVISION FOR INCOME TAXES	1,933	1,630	18.6
Provision for Income Taxes	707	595	18.8

NET EARNINGS	$1,226	$1,035	18.5%

Weighted Average Common Shares	1,468	1,522	(3.5)%
BASIC EARNINGS PER SHARE	$0.84	$0.68	23.5

Diluted Weighted Average Common Shares	1,478	1,531	(3.5)%
DILUTED EARNINGS PER SHARE	$0.83	$0.68	22.1

	Three Months Ended
SELECTED HIGHLIGHTS	May 5, 2013	April 29, 2012	% Increase (Decrease)
Number of Customer Transactions	337.1	328.9	2.5%
Average Ticket (actual)	$57.24	$54.51	5.0
Weighted Average Weekly Sales per Operating Store (in thousands)	$658	$612	7.5
Square Footage at End of Period	235	236	(0.4)
Capital Expenditures	$278	$228	21.9
Depreciation and Amortization (1)	$435	$410	6.1%
 —————

(1)	Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MAY 5, 2013, APRIL 29, 2012 AND FEBRUARY 3, 2013
(Unaudited)
(Amounts in Millions)

	May 5, 2013	April 29, 2012	February 3, 2013
ASSETS
Cash and Cash Equivalents	$4,337	$3,191	$2,494
Receivables, net	1,658	1,519	1,395
Merchandise Inventories	11,825	11,582	10,710
Other Current Assets	800	1,060	773
Total Current Assets	18,620	17,352	15,372
Property and Equipment, net	23,906	24,371	24,069
Goodwill	1,187	1,139	1,170
Other Assets	482	438	473
TOTAL ASSETS	$44,195	$43,300	$41,084

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable	$7,384	$7,135	$5,376
Accrued Salaries and Related Expenses	1,264	1,263	1,414
Current Installments of Long-Term Debt	1,332	33	1,321
Other Current Liabilities	4,038	3,668	3,351
Total Current Liabilities	14,018	12,099	11,462
Long-Term Debt, excluding current installments	11,460	10,792	9,475
Other Long-Term Liabilities	2,324	2,434	2,370
Total Liabilities	27,802	25,325	23,307
Total Stockholders' Equity	16,393	17,975	17,777
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$44,195	$43,300	$41,084

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MAY 5, 2013 AND APRIL 29, 2012
(Unaudited)
(Amounts in Millions)

	Three Months Ended
	May 5, 2013	April 29, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$1,226	$1,035
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	435	410
Stock-Based Compensation Expense	65	58
Changes in Working Capital and Other	971	987
Net Cash Provided by Operating Activities	2,697	2,490
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(278)	(228)
Payments for Business Acquired, net	(13)	—
Proceeds from Sales of Property and Equipment	15	7
Net Cash Used in Investing Activities	(276)	(221)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Long-Term Borrowings, net of discount	1,994	—
Repayments of Long-Term Debt	(8)	(7)
Repurchases of Common Stock	(2,196)	(1,131)
Proceeds from Sales of Common Stock	64	412
Cash Dividends Paid to Stockholders	(577)	(444)
Other	134	87
Net Cash Used in Financing Activities	(589)	(1,083)
Change in Cash and Cash Equivalents	1,832	1,186
Effect of Exchange Rate Changes on Cash and Cash Equivalents	11	18
Cash and Cash Equivalents at the Beginning of the Period	2,494	1,987
Cash and Cash Equivalents at the End of the Period	$4,337	$3,191